Exhibit 99.1

For Immediate Release

July 9, 2024

Contact:

Scott T. Heffner

Senior Vice President

Director of Marketing

stheffner@chemungcanal.com

CANAL BANK ANNOUNCES PLANS TO OPEN IN WILLIAMSVILLE

WILLIAMSVILLE, NY – Chemung Canal Trust Company, headquartered in Elmira, NY today announced its plans for continued growth and partnership in Western New York with the upcoming opening of Canal Bank, a division of Chemung Canal Trust Company. The new office, located at 5529 Main Street in Williamsville, will operate as a regional banking center serving families, individuals, and businesses.

“I am pleased to announce that the Bank will be opening its second office in Erie County later this year,” said Anders M. Tomson, President & CEO of Chemung Canal Trust Company. “Buffalo, along with its surrounding communities, makes up the largest market in all of Upstate New York, and we are excited to expand our reach of professional and personal banking services to the region.”

“When we enter new communities, our commitment is to the people who live, work, and run businesses there,” Tomson said. “This commitment is why we have remained Capital Bank in the Capital Region and are now joining the Greater Buffalo community as Canal Bank. It’s not about us; it’s about the community. Our approach isn’t to say, ‘look at us and what we can do,’ but rather, ‘how can we tailor and personalize our services to best meet your needs?’”

Additionally, Tomson introduced Vincent M. Cutrona, who will serve as Canal Bank’s President when the office opens. Cutrona brings more than 25 years of banking experience to Canal Bank, most recently working for Uniland Development Company in Amherst as the Director of Capital Markets. Prior to his time with Uniland, Cutrona worked in the commercial banking division of Evans Bank in Williamsville for over 15 years.

“We are really excited to begin supporting this great community,” said Cutrona. “Chemung Canal Trust Company has a 190-year history of growth and resilience, as well as a strong legacy of hard work and commitment. When I think of the families and businesses we will serve here in Western New York, I see many similarities to the legacy of the Bank.”

The Canal Bank branch will open early in the fall season, and construction continues on the building. For ongoing updates, please visit gocanalbank.com.

Chemung Canal Trust Company, headquartered in Elmira, NY, is a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally owned and managed community bank in New York State.

The Bank currently operates 31 branches throughout New York and Pennsylvania, including seven branches in the Capital Region that operate as Capital Bank.